Exhibit 99.4

FORM OF LETTER TO NOMINEE HOLDERS WHOSE

CLIENTS ARE BENEFICIAL HOLDERS

GEOMET, INC.

Series A Convertible Redeemable Preferred Stock, par value $0.001 per share

Offered Pursuant to Subscription Rights

Distributed to Stockholders

of GeoMet, Inc.

July 29, 2010

To Securities Dealers, Commercial Banks, Trust Companies and Other Nominees:

This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the offering (the “Rights Offering”) by GeoMet, Inc. (the “Company”) of shares of the Company’s Series A Convertible Redeemable Preferred Stock, par value $0.001 per share (the “preferred stock”), pursuant to transferable subscription rights (the “Rights”) distributed to all holders of record of shares of common stock of the Company as of the close of business on July 26, 2010 (the “Record Date”). The Rights and preferred stock are described in the Company’s prospectus supplement dated July 29, 2010 and prospectus dated December 8, 2009 (collectively, the “Prospectus”).

In the Rights Offering, the Company is offering an aggregate of 4,000,000 shares of preferred stock, as described in the Prospectus.

The Rights will expire, if not exercised, at 5:00 p.m., Eastern time, on August 18, 2010, unless extended by the Company as described in the Prospectus (as it may be extended, the “Expiration Date”).

As described in the Prospectus, each beneficial owner of common stock registered in your name or in the name of your nominee is entitled to one Right for every 9.8656905 shares of common stock owned on the Record Date, subject to adjustment to eliminate fractional rights. Stockholders owning less than 9.8656905 shares of common stock will receive one Right.

Each whole Right entitles the holder thereof to purchase one (1) share of preferred stock at the cash price of $10.00 per share (the “Subscription Price”). The Company is not requiring a minimum subscription to complete the Rights Offering.

Your clients will not receive fractional shares of preferred stock or cash in lieu of fractional shares of preferred stock as a result of their exercise of Rights. Stockholders that beneficially own at least one share of common stock, but less than ten shares of common stock, will receive the Right to purchase one share of our preferred stock. Otherwise, fractional Rights will be rounded down to the nearest whole number to ensure that the Company offers no more than 4,000,000 shares of preferred stock in the Rights Offering. For example, if your client owned 1,000 shares of common stock as of the Record Date, your client would receive 101 Rights (101.36137 rounded down to the nearest whole number), which would entitle your client to purchase 101 shares of preferred stock at $10.00 per share through the exercise of the Rights.

The common stock of the Company is traded on the NASDAQ Global Market (“NASDAQ”) under the symbol “GMET.” The Rights are transferable, and the Company has applied to list the Rights on NASDAQ under the symbol “GMETR.” The Company intends to apply to list the preferred stock on NASDAQ under the symbol “GMETP”; however, the Company will not know until the completion of the Rights Offering whether there will be a sufficient number of holders of the preferred stock to meet the listing standards of NASDAQ. The Rights will be evidenced by Rights certificates (the “Rights Certificates”) and may be exercised at any time during the subscription period until 5:00 p.m., Eastern time, on August 18, 2010 (or if the subscription period is extended, on the extended Expiration Date).

We are asking persons who hold shares of common stock beneficially and who have received the Rights distributable with respect to those shares through a broker, dealer, commercial bank, trust company or other nominee, as well as persons who hold certificates of common stock directly and prefer to have such institutions effect transactions relating to the Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them. In addition, we are asking beneficial owners who wish to obtain a separate Rights Certificate to contact the appropriate nominee as soon as possible and request that a separate Rights Certificate be issued.

The Company will pay all fees charged by the Subscription Agent, other than fees associated with the sale or transfer of Rights. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the Rights. Neither we nor the Subscription Agent will pay such expenses.

Enclosed are copies of the following documents:

1. Prospectus;

2. Instructions as to Use of GeoMet, Inc. Subscription Rights Certificates (including a Notice of Guaranteed Delivery for Rights Certificates Issued by GeoMet, Inc.);

3. A form of letter which may be sent to your clients for whose accounts you hold shares of common stock registered in your name or the name of your nominee, with an attached form of instruction;

4. Notice of Guaranteed Delivery for Rights Certificates Issued by GeoMet, Inc.;

5. Nominee Holder Certificate for use if exercising rights for more than one client; and

6. A return envelope addressed to American Stock Transfer & Trust Company, LLC, the Subscription Agent.

Your prompt action is requested. To exercise Rights, you should deliver the properly completed and signed Rights Certificate (or Notice of Guaranteed Delivery if you are following the Guaranteed Delivery Procedures), with payment in full of the Subscription Price for each share of preferred stock subscribed for, to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the Rights Certificate or Notice of Guaranteed Delivery with payment of the Subscription Price, including final clearance of any checks, prior to 5:00 p.m., Eastern time, on the Expiration Date. FAILURE TO RETURN THE PROPERLY COMPLETED RIGHTS CERTIFICATE WITH THE CORRECT PAYMENT WILL RESULT IN YOUR NOT BEING ABLE TO EXERCISE YOUR RIGHTS. A Rights holder cannot change or revoke the exercise of its Rights or request a refund of monies paid. Rights not exercised prior to the Expiration Date will expire.

Additional copies of the enclosed materials may be obtained from D.F. King & Co., Inc., the Information Agent. The Information Agent’s telephone number is (212) 269-5550 (collect) or (800) 949-2583 (toll free). Any questions or requests for assistance concerning the Rights Offering should be directed to the Information Agent.

Very truly yours,

GeoMet, Inc.

NOTHING IN THE PROSPECTUS OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF GEOMET, INC., THE SUBSCRIPTION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE RIGHTS OFFERING EXCEPT FOR STATEMENTS CONTAINED OR INCORPORATED BY REFERENCE INTO THE PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, OR IN ANY RELATED FREE WRITING PROSPECTUS THAT HAS BEEN OR WILL BE FILED BY THE COMPANY OR ON THE COMPANY’S BEHALF WITH THE SECURITIES AND EXCHANGE COMMISSION.